Exhibit 10.1
EXECUTION VERSION
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 16th day of December, 2009 (the “Effective Date”), by and between CapitalSource Inc., a Delaware corporation (the “Employer” or the “Company”), and John K. Delaney, an individual (the “Executive”).
     WHEREAS, the Executive is currently employed as the Chairman of the Company’s Board of Directors (the “Board”) and Chief Executive Officer of the Company; and
     WHEREAS, the Executive and the Employer entered into that certain Employment Agreement dated as of June 6, 2006, as amended on December 31, 2008 (the “Original Employment Agreement”);
     WHEREAS, the Executive has resigned as Chief Executive Officer of the Company and will become Executive Chairman of the Company, all effective as of January 1, 2010; and
     WHEREAS, the Employer and the Executive desire to amend and restate the Original Employment Agreement to set out the terms and conditions for the continued employment relationship of the Executive with the Employer.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
     1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Employer agrees to continue to employ the Executive and the Executive agrees to continue to be employed by the Employer for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in Section 25.
     2. Term. The initial term of employment under this Agreement shall be for a commencing on the Effective Date and ending on December 31, 2012 (the “Initial Term”). The term of employment shall be automatically extended for an additional consecutive 12-month period (the “Extended Term”) on January 1, 2013 and each subsequent January 1, unless and until the Employer or Executive provides written notice to the other party in accordance with Section 13 hereof not less than 60 days before such date that such party is electing not to extend the term of employment under this Agreement (“Non-Renewal”), in which case the term of employment hereunder shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.” Anything herein to the contrary notwithstanding, if on the date of a Change in Control the remaining term of the Employment Period is less than 24 months, the Employment Period shall be automatically extended to the end of the 24-month period following such Change in Control.

     3. Position and Duties. During the Employment Period, the Executive shall serve as the Chairman of the Board, a member of the Board and, effective January 1, 2010, Executive Chairman of the Employer. In such capacities, the Executive shall report directly and exclusively to the Board (or, if the Employer becomes a subsidiary of a different entity, the board of directors of the Employer’s ultimate parent company). During the Employment Period, the Executive shall have the powers and authority customarily exercised by individuals serving as executive chairman of a company of the size and nature of the Employer. The Executive shall devote the Executive’s reasonable best efforts to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Employer; provided that the Executive shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic, charitable, educational, religious, public interest or public service boards, and to manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.
     4. Place of Performance. During the Employment Period, the Executive shall be based primarily at a principal office of the Employer designated by the Employer (currently in Chevy Chase, Maryland) except for reasonable travel on the Employer’s business consistent with the Executive’s position.
     5. Compensation and Benefits; Options; Change in Control.
          (a) Base Salary. Through December 31, 2009, the Executive will continue to receive his base salary and other benefits in effect on the Effective Date. Beginning on January 1, 2010 and for the remainder of the Employment Period, the Employer shall pay to the Executive a base salary at the rate of no less than $600,000 per calendar year, less applicable deductions (the “Base Salary”), prorated for any partial year. The Base Salary shall be reviewed for increase by the Employer no less frequently than annually and may be increased in the discretion of the Employer. Any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Employer’s regular payroll procedures. The Executive’s Base Salary may not be decreased during the Employment Period.
          (b) Equity Awards. The Employer shall settle each vested restricted stock unit (“RSU”) previously or in the future granted to the Executive whether pursuant to Section 5(a) of the Original Employment Agreement or otherwise by delivering one share of Stock for each RSU in accordance with the terms of the applicable plans and award agreements.
          (c) Vacation; Benefits. During the Employment Period, the Executive shall be entitled to six weeks vacation annually. The Executive shall not be entitled to any cash compensation for accrued and unused vacation upon termination of employment. In addition, the Employer shall provide to the Executive employee benefits and perquisites on a basis that is no less favorable to that provided to any other senior executive officer of the Company. Subject to the terms of this Agreement, the Employer shall have the right to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.
          (d) Office and Support Services. During the term of this Agreement, during the period that thereafter that the Executive is a member of the Board and for two years after the Executive is no longer Executive Chairman or a member of the Board, as requested by the Executive, the Company shall provide the Executive with reasonable office space, supplies, assistant and other appropriate support services and facilities, which are substantially similar, in each case, to those provided to the Executive as of the date hereof. The value of any support services and facilities provided to the Executive pursuant to this Section 5(d) that are not used for the purposes of providing services to the Company shall be reportable on a Form 1099 or any other form as required by applicable law.
     6. Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. The Employer shall reimburse the Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Employer promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.
     7. Confidentiality, Non-Disclosure and Non-Competition Agreement. The Employer and the Executive acknowledge and agree that during the Executive’s employment with the Employer, the Executive will have access to and may assist in developing Company Confidential Information and will occupy a position of trust and confidence with respect to the Employer’s affairs and business and the affairs and business of the Company Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Company Confidential Information and to protect the Employer and Company Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Employer and Company Affiliates:
          (a) Non-Disclosure. During and after the Executive’s employment with the Employer, the Executive will not knowingly, directly or indirectly, use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Employer or within the scope of the Executive’s duties with the Employer as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(a); (iv) as to information that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive; or (v) as to information that the Executive possessed prior to the commencement of employment with the Employer.

          (b) Materials. The Executive will not, directly or indirectly, remove any Company Confidential Information or any other property of the Employer or any Company Affiliate from the Employer’s premises or make copies of such materials except for normal and customary use in the Employer’s business as determined reasonably and in good faith by the Executive. The Employer acknowledges that the Executive, in the ordinary course of his duties, routinely uses and stores Company Confidential Information at home and other locations. The Executive will return to the Employer all Company Confidential Information and copies thereof and all other property of the Employer or any Company Affiliate at any time upon the request of the Employer and in any event promptly after termination of the Executive’s employment. The Executive agrees to attempt in good faith to identify and return to the Employer any copies of any Company Confidential Information after the Executive ceases to be employed by the Employer. Anything to the contrary notwithstanding, nothing in this Section 7(b) shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.
          (c) No Solicitation or Hiring of Employees. During the Non-Compete Period, the Executive shall not solicit, entice, persuade or induce, directly or indirectly, any individual who is employed by the Employer or any Company Affiliate (or who was so employed within 180 days prior to the Executive’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Employer or any Company Affiliate, and the Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Employer agrees that (i) the Executive’s responding to an unsolicited request from any former employee of the Employer for advice on employment matters; and (ii) the Executive’s responding to an unsolicited request for an employment reference regarding any former employee of the Employer from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee, shall not be deemed a violation of this Section 7(c). Notwithstanding the foregoing, this Section 7(c) shall not preclude the Executive from soliciting for employment or hiring any person who has been discharged by the Employer or any Company Affiliate without cause.
          (d) Non-Competition.
               (i) During the Non-Compete Period, the Executive shall not, directly or indirectly, (A) solicit or encourage any client or customer of the Employer or any Company Affiliate, or any person or entity who was a client or customer within 180 days prior to Executive’s action, to terminate, reduce or alter in a manner adverse to the Employer or any Company Affiliate any existing business arrangements with the Employer or any Company Affiliate or to transfer existing business from the Employer or any Company Affiliate to any other person or entity, or (B) provide services to any entity if such person or entity is (i) a bank doing business primarily in California or (ii) a direct originator of senior secured loans to middle market businesses in a category of businesses with respect to which the Employer and/or Company Affiliates originates senior secured loans in the ordinary course and which business is material compared to the business of Employer and the Company Affiliates; provided, however, that following a Change in Control this Section 7(d)(i)(B)(ii) shall not apply to the Executive, or (C) own an interest in any entity described in subsection (B) immediately above; provided, however, that Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity. For purposes of this Section 7(d), a “client or customer” shall be limited to any actual borrower, customer or client of the Employer (as set forth in the Employer’s CAM or substantially similar successor or other system) and any other entity in the “term sheet issued,” “term sheet executed” or “credit committee approved” categories listed in the Employer’s DealTracker or substantially similar successor or other system. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, he will provide a copy of this Agreement to such entity. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Employer, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Employer and equitable enforcement of the covenant would be proper.
               (ii) If the restrictions contained in Section 7(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 7(d)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.
          (e) Non-Disparagement. The Executive agrees not to make public statements or communications that disparage the Company or any Company Affiliate or its or their current former or future directors, officers, employee or agents (in their capacity as such), or with any current or former director, officer, or agent of the Company or any Company Affiliate (in their capacity as such). The Company agrees that it and its directors and senior executive officers shall not make public statements or communications that disparage the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
          (f) Publicity. During the Employment Period, the Executive hereby grants to the Employer the right to use, in a reasonable and appropriate manner, the Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Employer or any Company Affiliate, and any documents or other matters to the extent legally required.
          (g) Conflicting Obligations and Rights. The Executive agrees to inform the Employer of any apparent conflicts between the Executive’s work for the Employer and any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Employer’s behalf. The Employer shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.
          (h) Enforcement. The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Employer and the Company Affiliates will be irreparably injured, the full extent of the damages to the Employer and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Employer and the Company Affiliates, and the Employer will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Employer may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Employer’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. The Executive further agrees that any breach of this Agreement by the Employer prior to the Date of Termination shall not release the Executive from compliance with his obligations under this Section 7, so along as the Employer fully complies with Sections 9, 11, and 12. The Employer further agrees that any breach of this Agreement by the Executive that does not result in the Executive’s being terminated for Cause shall not release the Employer from compliance with its obligations under this Agreement. Notwithstanding the foregoing two sentences, neither party shall be precluded from pursuing judicial remedies as a result of any such breaches.
     8. Termination of Employment.
          (a) Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:
               (i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death;
               (ii) Disability. The Employer may terminate the Executive’s employment if the Executive shall have been substantially unable to perform, despite reasonable accommodation, the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 180 consecutive days or 270 days in any 24-month period (a “Disability”) (provided, that until such termination, the Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him under any Employer provided disability insurance policy or plan applicable to him or her); or
               (iii) By the Executive or the Employer. The Executive or the Employer may terminate his employment for any reason or for no reason upon not less than thirty (30) days written notice.

          (b) Termination. Any termination of the Executive’s employment by the Employer or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination. The Executive agrees, in the event of any dispute under Section 8(a)(ii) as to whether a Disability exists, and if requested by the Employer, to submit to a physical examination by a licensed physician selected by mutual consent of the Employer and the Executive, the cost of such examination to be paid by the Employer. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.
     9. Compensation Upon Termination.
          (a) Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Employer or the Executive’s legal representatives. Upon the Executive’s death, the Employer shall pay or provide the following: (i) the Employer shall pay to the Executive’s legal representative or estate, as applicable, the Executive’s Base Salary due through the Date of Termination; and (ii) the Employer shall pay to the Executive’s legal representative or estate, as applicable, the Accrued Benefits and the rights of the Executive’s legal representative or estate with respect to then vested or exercisable equity or equity-related awards shall be governed by the applicable terms of the relevant plans, this Agreement and the applicable award agreements.
     The Employer shall pay to the Executive’s legal representatives or estate, or as may be directed by the legal representatives of such estate, the Executive’s Accrued Benefits due pursuant to Section 9(a)(ii), at the time such payments are due. Except as set forth herein, the Employer shall have no further obligation to the Executive, or his legal representatives, estate or heirs under this Agreement.
          (b) Disability. If the Employer terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 8(a)(ii), (i) the Employer shall pay to the Executive (i) the Executive’s Base Salary due through the Date of Termination, and (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination at the time such payments are due, and the rights of the Executive with respect to then vested or exercisable equity or equity-related awards shall be governed by the applicable terms of the relevant plans, this Agreement and the applicable award agreements. Except as set forth herein, the Employer shall have no further obligations to the Executive under this Agreement upon Executive’s termination due to Disability pursuant to Section 8(a)(ii).

          (c) Termination by the Employer or by the Executive for Any Reason. If, during the Employment Period, the Employer terminates the Executive’s employment or the Executive terminates his employment pursuant to Section 8(a)(iii), the Employer shall pay to the Executive the Executive’s Base Salary due through the Date of Termination and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Executive’s rights with respect to then vested or exercisable equity or equity-related awards shall be governed by the applicable terms of this Agreement and the applicable plans or award agreements. For the avoidance of doubt, the Company and the Executive hereby acknowledge and agree that, as of the date hereof, the Executive has 2,199,138 outstanding, fully vested RSUs which constitute all of the Executive’s currently outstanding equity and equity-related awards.
          (d) No Offset. In the event of termination of his employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Employer’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Employer or its affiliates may have against him for any reason.
          (e) Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 9(g).
               (i) For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.
               (ii) The Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Code Section 409A.
               (iii) Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (“the Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.
               (iv) (A) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.
               (v) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
     10. Certain Additional Payments by the Employer.
          Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Executive and the Company, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 10 (the “Other Agreements”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company for the direct or indirect compensation of the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Arrangement”), if the Executive is a “disqualified individual,” as defined in Section 280G(c) of the Code, any right to receive any payment or other benefit under this Agreement shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for Executive under the Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a

“Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Executive from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Executive under the Agreement, any Other Agreement or any Benefit Arrangement would cause the Executive to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by the Executive as described in clause (ii) of the preceding sentence, then the Executive shall have the right, in the Executive’s sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment; provided, however, that in order to comply with Code Section 409A, the reduction or elimination will be performed in the order in which each dollar of value subject to a right, payment of benefit reduces the Parachute Payment to the greatest extent.
     11. Indemnification. During the Employment Period and thereafter, the Employer agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Employer, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Employer or other entity at the request of the Employer, both prior to and after the Effective Date, and promptly to advance to the Executive or the Executive’s heirs or representatives any and all such expenses upon written request with appropriate documentation of such expense and upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Employer. During the Employment Period and thereafter covering the Employment Period, the Employer also shall provide the Executive with coverage under its then current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Employer prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification. The Employer shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Employer and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Employer and shall be entitled to separate representation at the Employer’s expense by counsel selected by the Executive (provided that the Employer may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Employer’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense and to the extent possible and consistent with all applicable rules of legal ethics. This Section 11 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.
     12. Attorney’s Fees. The Employer shall advance the Executive (and his beneficiaries) any and all costs and expenses (including without limitation reasonable attorneys’ fees and other charges of counsel) incurred by the Executive (or any of his beneficiaries) in resolving any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between the Executive and the Employer, the Executive’s employment with the Employer, or the termination thereof; provided that the Executive shall reimburse the Employer any advances on a net after-tax basis to cover expenses incurred by the Executive for claims (a) brought by the Employer on account of the Executive’s alleged breach of Section 7 of this Agreement, breach of the Executive’s fiduciary duty of loyalty, or fraud or material misconduct, if it is finally determined that the Employer is the prevailing party, or (b) brought by the Executive that are finally determined to be frivolous or advanced in bad faith. Pending the resolution of any such claim, the Executive (and his beneficiaries) shall continue to receive all payments and benefits described in Section 5 of this Agreement. This Section 12 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.
     13. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:
(i)	If to the Employer:

CapitalSource Inc. 4445 Willard Avenue, 12th Floor Chevy Chase, Maryland 20815 Attn: Chief Executive Officer and General Counsel Facsimile Number: 301-841-2380

(ii)	If to the Executive:

John K. Delaney Address last shown on the Employer’s Records
          Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
     14. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
     15. Effect on Other Agreements. The provisions of this Agreement shall supersede the terms of any plan, policy, agreement, award or other arrangement of the Employer (whether entered into before or after the Effective Date), including, but not limited to, after January 1, 2010, the Original Employment Agreement, to the extent application of the terms of this Agreement is more favorable to the Executive.
     16. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 11, 12, 13, 15, 17, 18, 19, 21, 22 and 24 hereof and this Section 16 shall survive the termination of employment of the Executive. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.
     17. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Employer hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor entity. The Employer shall require any successor to the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.
     18. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives and permitted successors and assigns.
     19. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
     20. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
     21. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Maryland (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).
     22. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive and supersedes the Original Employment Agreement by and between the parties.
     23. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
     24. Withholding. The Employer may withhold from any benefit payment or any other payment or amount under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling provided that any withholding obligation arising in connection with the exercise of a stock option or the transfer, vesting or conversion of stock, restricted stock units or other property shall be satisfied through surrendering, forfeiture and withholding an appropriate number of shares of stock, restricted stock units or appropriate amount of such other property. The Executive hereby agrees that the tax withholding obligations with respect to the foregoing shall be satisfied by such surrender, forfeiture and withholding on the applicable dates and hereby authorizes the Company to use such portions to satisfy such obligations.
     25. Definitions.
          “Accrued Benefits” means (i) any compensation deferred by the Executive prior to the Date of Termination and not paid by the Employer or otherwise specifically addressed by this Agreement; (ii) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Employer; (iii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6; and (iv) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Employer.
          “Board” means the Company’s Board of Directors.
          “Change in Control” means the occurrence of one or more of the following events: (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 13(d)(3) of the Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 30% of the Voting Stock of the Employer; (ii) within any 24 month period the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) the Employer adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) the Employer transfers all or substantially all of its assets or business (unless the shareholders of the Employer immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Employer, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Employer or the Employer’s ultimate parent company if the Employer is a subsidiary of another corporation); or (v) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Employer immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of the Employer or the Employer’s ultimate parent company if the Employer is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company). For purposes of this Change in Control definition, the “Employer” shall include any entity that succeeds to all or substantially all of the business of the Employer and “Voting Stock” shall mean securities or ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.
          “Company Affiliate” means any entity controlled by, in control of, or under common control with, the Employer.
          “Company Confidential Information” means information known to the Executive to constitute non-public information or trade secrets or proprietary information belonging to the Employer or any Company Affiliate or other confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending transaction between Employer or any Company Affiliate and an existing or pending client or customer (as the phrase “client or customer” is defined in Section 7(d)(i) hereof) or other person or entity, in each case, received by the Executive in the course of his employment by the Employer or in connection with his duties with the Employer. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Employer, information publicly available or generally known within the industry or trade in which the Employer competes and information or knowledge possessed by the Executive prior to his employment by the Employer, shall not be considered Company Confidential Information.
          “Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; or (iii) if the Executive’s employment is terminated by the Employer pursuant to Section 8(a)(ii)(B) or by the Executive pursuant to Section 8(a)(iii), the date specified in the Notice of Termination. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to Executive’s termination of employment (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.
          “Extended Term” shall have the meaning set forth in Section 2.
          “Non-Compete Period” means the period commencing on the Effective Date and ending the later of (i) December 31, 2010, (ii) six months after the Executive’s Date of Termination; or (iii) three months after Executive ceases using the office space and/or the assistant that is made available to Executive pursuant to Section 5(c).
* * * * * *

     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

CAPITALSOURCE INC.
By:	/s/ Steven A. Museles
	Name:	Steven A. Museles
	Title:	Chief Legal Officer

EXECUTIVE
/s/ John K. Delaney
John K. Delaney

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